EXHIBIT 99.2



                        THE DOE RUN RESOURCES CORPORATION

                                    SUITE 300
                               1801 PARK 270 DRIVE
                             ST. LOUIS, MO 63146

Contact:

Steven C. Balet
MacKenzie Partners, Inc.
(212) 929-5500


FOR IMMEDIATE RELEASE

    Doe Run Resources Announces Extension Of Cash Offer And Exchange Offer

St. Louis, MO: JULY 9, 2002 The Doe Run Resources Corporation ("Doe Run") announced today it is (i) extending the expiration time of the Exchange Offer and Cash Offer described in the Exchange Offer, Cash Offer, Consent Solicitation and Senior Loan Participation dated June 6, 2002 (the "Offering Memorandum") until 5:00 PM New York City Time, on July 19, 2002 and (ii) providing updated projected financial information to that set forth in the Appendix to the Offering Memorandum.

      Doe Run reported that it has been engaged in constructive discussions with holders of a significant amount of its Notes and is hopeful that the requisite consents and minimum tenders necessary for the consummation of the Offers will be achieved, but is extending the expiration time of the Offers and providing the updated projected financial information as an aid to further discussion of the Offers.

      Doe Run will provide the updated projected financial information to the holders of its Notes in the form of a Supplemental Disclosure (dated as of July 9, 2002) to Exchange Offer, Cash Offer, Consent Solicitation and Senior Loan Participation dated June 6, 2002 (the "Supplemental Disclosure") which will be sent directly to holders via electronic mail. The Supplemental Disclosure is also available as an exhibit to Doe Run's Current Report on Form 8-K dated July 9, 2002. There can be no assurance that Doe Run will be able to consummate the Offers or any of the other transactions described in the Offering Memorandum.

      Holders who have tendered their Notes into the Offers on or prior to the date hereof will have the right to withdraw or amend such tenders. Holders with questions concerning how to participate in the Offers or wishing to obtain copies of the Offering documents should direct all inquiries to the information agent, MacKenzie Partners, Inc., at (212) 929-5500 or (800) 322-2885
(toll-free). Beneficial owners may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offers.


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      This press release is not an offer to purchase any of the Notes. The offer to purchase Notes and the exchange offer will only be made in accordance with the Offering Memorandum.

      Forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words "expect," "anticipate," "intend," "believe," "foresee" and similar expressions are intended to identify such forward-looking statements; however, this press release also contains other forward-looking statements. Doe Run cautions that there are various important factors that could cause actual events to differ materially from those indicated in the forward-looking statements; accordingly, there can be no assurance that such indicated events will occur. Among such factors are: the involvement of Doe Run's secured and unsecured creditors in any restructuring negotiations; competitive pressure in Doe Run's market; business conditions in the mining and lead industry generally; general economic conditions and the risk factors detailed from time to time in Doe Run's periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, Doe Run does not undertake to update them in any manner except as may be required by the Securities and Exchange Commission under federal laws.

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